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                                                                  Exhibit (a)(5)


                              CENTURION FUNDS, INC.

                              ARTICLES OF AMENDMENT
                     CHANGING NAME OF CORPORATION AND SERIES
                         PURSUANT TO MGCL SECTION 2-605


     Centurion Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended to provide as follows:

     The name of the Corporation is hereby changed to "GE Private Asset Management Funds, Inc." and the name of the "Centurion U.S. Contra Fund" series of capital stock of the Corporation is hereby changed to "GE Contra Fund" series of capital stock of the Corporation.

     SECOND: The amendment does not change the outstanding authorized capital stock of the Corporation or the aggregate par value thereof.

     THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the Corporation's Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law.

     FOURTH: The amendment to the Charter of the Corporation effected hereby shall become effective on June 7, 2002.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 7th day of June, 2002.

ATTEST:                                 CENTURION FUNDS, INC.



____________________________________    ______________________________________
Name:  Matthew J. Simpson               Name:  Bethann Roberts
Title:    Secretary                     Title:    President